Exhibit 10.4

May 2, 2018
Dear Cory,
This letter agreement (the “Agreement”) is entered into between On Deck Capital, Inc., a Delaware corporation (“Company” or “we”), and you. This Agreement is effective as of the date you sign this Agreement, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment, and to replace any previous terms and conditions that may conflict with this letter.
1. Position. Your title will continue to be Chief Legal Officer and Head of Operations and you will continue to report to Noah Breslow, Chief Executive Officer. You will continue to be a regular, full-time at-will employee. You may be required to travel as one part of your duties.
2. Base Salary. The Company will continue to pay you a gross salary at an annualized rate of Three Hundred Twenty-Five Thousand Dollars ($325,000), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment from time to time in accordance with the employee compensation policies then in effect.
3. Incentive Compensation. Your annual bonus target will continue to be 50% of your base salary. Bonuses are based on achievement of department and corporate performance targets to be detailed by your manager, and are paid semi-annually.
4. Employee Benefits. As a regular employee of the Company, you will continue to be eligible to receive Company-sponsored benefits in accordance with the terms of the applicable benefit plans. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
5. Severance. The compensation committee of the Company’s board of directors has approved your participation in our Change of Control and Severance Policy (the “Severance Policy”), based on your senior position with the Company. The Severance Policy sets forth the severance payments and benefits to which you would be entitled in connection with certain terminations of employment including a Company change of control. You will be provided a participation agreement under the Severance Policy outlining the payments and benefits for which you will be eligible. You will be asked to return an executed copy to the Company. The payments and benefits under the Severance Policy will be in lieu of any other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have been in effect from time to time, and will be contingent upon a fully executed Release.
6. Employee Invention Assignment and Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your execution of this Agreement reaffirms the terms of the Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”), which you executed when you joined the Company.
7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding the duration of the employment relationship. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment and the Confidentiality Agreement may only be changed through an express written agreement signed by you and duly authorized officer of the Company (other than you).
8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity that would create a conflict of interest with the Company, which includes engaging in any work that is competitive in nature. While you render services to the Company, you also agree to not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company. In addition, for a period of one (1) year after the termination of your services, you agree to not solicit either directly or indirectly, any employee of the Company to leave the Company for other employment or assist any person or entity in doing the same.
9. Taxes. All forms of compensation that are subject to income or payroll taxes will be reduced to reflect applicable income tax withholding and payroll taxes. Any form of compensation that is subject to income or payroll taxes and that is not paid in cash will result in a reduction in cash compensation to reflect applicable income tax withholding and payroll taxes.
10. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company relating to the subject matters described herein, including, but not limited to, your offer letter with the Company dated October 11, 2011. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. This Agreement does not supersede agreements between you and the Company under the following agreements: Employee’s “Protection Agreement,” “Employee Non-Compete Agreement,” “Release and Waiver of Liability,” and “Option Grant Notice and Agreement.” Those remain in effect according to their terms.
Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

On Deck Capital, Inc.

By:	/s/ Noah Breslow
Noah Breslow, Chief Executive Officer
I have read, understood and accept all the provisions of this Agreement:

/s/ Cory Kampfer	May 2, 2018
Cory Kampfer	Date